As filed with the Securities and Exchange Commission on January 9, 2026

Registration No. 333___

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PICARD MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	3841	86-3212894
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification No.)

1992 E Silverlake
Tucson AZ, 85713
(520) 545-1234

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Patrick NJ Schnegelsberg

Chief Executive Officer
Picard Medical, Inc.

1992 E Silverlake
Tucson AZ, 85713

(520) 545-1234

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael J. Blankenship

Beniamin D. Smolij
Winston & Strawn LLP
800 Capitol St., Suite 2400,

Houston, TX 77002-2925
(713) 651-2600

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller Reporting Company	☒

		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JANUARY 9, 2026

PICARD MEDICAL, INC.

17,000,000 Shares of Common Stock

This prospectus relates to the offer and sale from time to time of up to 17,000,000 shares of our common stock, par value $0.0001 per share (“common stock”), by HT Investments MA LLC and High Trail Special Situations LLC (or the “Selling Stockholders”).

The shares included in this prospectus consist of shares of common stock that we have issued or that we may, in our discretion, elect to issue and sell to the Selling Stockholders, from time to time as set forth in the securities purchase agreement we entered into with the Selling Stockholders on December 24, 2025 (the “Purchase Agreement”). Pursuant to the Purchase Agreement, the shares of common stock registered for resale pursuant to this prospectus consist of (i) shares issuable upon conversion, redemption, amortization, make-whole, or other share settlement of our senior secured notes due December 26, 2028 (the “Notes”), and (ii) up to 7,009,346 shares issuable upon exercise of warrants (the “Warrants”), all originally issued in a private placement exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”).

We are not selling any shares of common stock being offered by this prospectus and will not receive any of the proceeds from the sale of such shares by the Selling Stockholders. However, we may receive proceeds from any cash exercise of the Warrants, which Warrants have an initial exercise price of $2.675 per share, subject to adjustments as described herein. We intend to use any such proceeds for general corporate purposes.

The Selling Stockholders may sell or otherwise dispose of the common stock described in this prospectus in different ways and at varying prices. See “Plan of Distribution” for more information about how the Selling Stockholders may sell or otherwise dispose of the common stock being registered pursuant to this prospectus.

We will pay the expenses of registering under the Securities Act the offer and sale of the common stock to which this prospectus relates by the Selling Stockholders, including legal and accounting fees. See “Plan of Distribution”.

Our common stock is listed on the NYSE American (“NYSE”) under the symbol “PMI.” On January 8, 2026, the closing price of our common stock was $1.76.

Investing in our securities involves a high degree of risk. These risks are described in the “Risk Factors” section on page 5 of this prospectus. You should also consider the risk factors described or referred to in any documents incorporated by reference in this prospectus, and in any applicable prospectus supplement to this prospectus, before investing in these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 9, 2026.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities Exchange Commission (the “SEC”) under the Securities Act of 1933 (the “Securities Act”). Under this prospectus, the Selling Stockholders may, from time to time, sell shares of our common stock described in this prospectus in one or more transactions, as described herein. This prospectus provides you with a general description of the securities offered by the Selling Stockholders. Any prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement.

For investors outside of the United States: Neither we nor the Selling Stockholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside of the United States.

The registration statement we filed with the SEC includes exhibits that provide more detail of the matters discussed in this prospectus. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read this prospectus and the related exhibits filed with the SEC and any prospectus supplement, together with additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference” before making your investment decision.

You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement and the registration statement. Neither we nor the Selling Stockholders have authorized anyone else to provide you with different or additional information other than that contained in or incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. Offers to sell, and solicitations of offers to buy, our common stock are being made only in jurisdictions where offers and sales are permitted. You should assume that the information in this prospectus and any prospectus supplement, or incorporated by reference, is accurate only as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

PROSPECTUS SUMMARY

This prospectus summary highlights selected information appearing elsewhere in this prospectus and in documents we file with the SEC that are incorporated by reference in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus carefully, including the information incorporated by reference herein, the information set forth under the heading “Risk Factors” and our financial statements and the related notes thereto incorporated by reference in this prospectus.

Overview

This prospectus relates to the offer and resale from time to time of our securities by the Selling Stockholders. We are not offering any securities under this prospectus, and we will not receive any proceeds from the sale of securities by the Selling Stockholders. The Selling Stockholders will bear the selling commissions and discounts, if any, attributable to their respective sales of the securities registered hereby.

We are Picard Medical, Inc., a holding company that owns 100% of SynCardia Systems, LLC (“SynCardia”). Our business is conducted through SynCardia, a medical technology company that manufactures and sells the SynCardia total artificial heart (the “STAH”)—the only implantable total artificial heart approved by the U.S. Food and Drug Administration and Health Canada as a bridge to heart transplantation for patients with biventricular heart failure. To date, more than 2,100 STAHs have been implanted in 27 countries. Our platform includes the SynCardia 50cc and 70cc TAHs, external drivers and ancillary hardware, supported by surgeon and center training and clinical support.

Our customers are major medical centers operating heart transplant and mechanical circulatory support programs. In the United States, we sell directly; in Europe and other international markets, we utilize specialized distributors, including an arrangement with SynCardia Medical (Beijing), Inc. for the Chinese market. We maintain more than 30 certified centers and a network of additional centers that have completed at least one implant within the last 36 months. We believe our installed base, clinical experience and distribution partnerships position us to capture a growing share of the advanced heart failure market.

Our strategy, consistent with our prior filing, is to advance product innovation, expand our commercial reach and deepen customer engagement while driving scale and operating leverage. Key priorities include developing a next generation, diver-less and fully implantable version of the STAH referred to as “Emperor”, next-generation portable and hospital drivers, continuing surgeon and center training to support safe adoption to expand our sales and channel presence in existing and new geographies. We operate an ISO 13485-certified quality management system and manufacture implants and drivers at our Tucson, Arizona facility, which we can scale to approximately 450 total artificial hearts per year, subject to demand.

Purchase Agreement with the Selling Stockholders

On December 24, 2025, we entered into the Purchase Agreement with the Selling Stockholders, pursuant to which we agreed to issue and sell, in a private placement exempt from registration under Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D, senior secured notes due 2028 and warrants to purchase shares of our common stock, par value $0.0001 per share. At the initial closing on December 26, 2025, we issued an aggregate principal amount of $15,000,000 of notes as the first draw under a facility that permits, subject to specified conditions and the Selling Stockholder’s written consent, up to an additional $35,000,000 of notes to be issued in subsequent closings prior to December 15, 2028. In connection with the initial closing, we also issued to the Selling Stockholders warrants to purchase up to 7,009,346 shares of our common stock with an initial exercise price of $2.675 per share.

In accordance with the Purchase Agreement, we agreed to file a resale registration statement covering the shares of common stock underlying the notes and the warrants within 15 days after the initial closing and to use commercially reasonable efforts to cause such registration statement to be declared effective as soon as practicable, and in any event within 30 days after filing (or 60 days if reviewed by the SEC). The securities were issued with appropriate restrictive legends, and the Selling Stockholders represented that it is an accredited investor acquiring the securities for investment purposes.

The notes are senior secured obligations bearing interest as set forth therein and provide, among other things, for scheduled monthly amortization that may be paid in cash or, at our election and subject to specified conditions, in kind via shares of our common stock, an optional redemption right permitting us to redeem the notes at 105% of the principal amount upon 15 business days’ notice, customary events of default and remedies (including acceleration), ranking and collateral provisions, and limitations related to stock exchange rules and beneficial ownership for any share settlement. The notes are secured by a first-priority security interest in substantially all of our tangible and intangible assets (and certain assets of our U.S. subsidiaries), subject to permitted liens and exceptions, pursuant to a security agreement and related intellectual property security agreement entered into at closing.

Under the Purchase Agreement, the Selling Stockholders were granted certain rights customary for a transaction of this nature, including a right to participate for up to 25% of future financings during a specified period, and we agreed to seek stockholder approval for the issuance of shares underlying the notes and warrants and an increase in authorized common stock to at least 300,000,000 shares at our next annual meeting. We also agreed to certain additional covenants, including maintaining a minimum cash balance while the notes remain outstanding.

Issuances of shares of our common stock upon conversion, exchange or other settlement of the notes (to the extent permitted by their terms) and/or upon exercise of the warrants will dilute the economic and voting interests of our existing stockholders, as the number of shares of common stock outstanding will increase upon any such issuances.

Corporate Information

Our principal executive offices are located at 1992 East Silverlake, Tucson, Arizona 85713, and our telephone number is (520) 545-1234. Our website is www.picardmedical.com. Information contained in, or accessible through, our website does not constitute part of this prospectus supplement and is not incorporated by reference in this prospectus supplement.

THE OFFERING

Securities Offered by the Selling Stockholders

17,000,000 shares of our common stock, par value $0.0001 per share, consisting of: (i) 7,009,346 shares issuable upon exercise of warrants issued in the private placement at an initial exercise price of $2.675 per share, subject to adjustment as provided in the Warrants; and (ii) 9,990,654 shares issuable from time to time upon conversion, redemption, or other settlement of our outstanding senior secured notes due December 24, 2028. See “The Institutional Investor Transaction.”

Selling Stockholders	HT Investments MA LLC and High Trail Special Situations LLC. See “Selling Stockholders.”

Shares of Common Stock Outstanding Prior to This Offering	73,701,176 shares of common stock.

Shares of Common Stock Outstanding After This Offering	90,701,176 shares of common stock, assuming the sale of a total of 17,000,000 shares of common stock to the Selling Stockholders under the Purchase Agreement. The actual number of shares outstanding after this offering will vary depending upon the actual number of shares we issue and sell to the Selling Stockholders under the Purchase Agreement after the date of this prospectus.

Use of Proceeds	We will not receive any proceeds from the sale of securities by the Selling Stockholders. We may receive proceeds only from the cash exercise of the Warrants, if and when exercised, which, if all such Warrants were exercised for cash at the initial exercise price, would result in gross proceeds to us as described under “Use of Proceeds.” The holders of the Warrants are not obligated to exercise the Warrants, and we cannot predict if or when any Warrants will be exercised. See “Use of Proceeds.”

Market for Our Shares of Common Stock	Our common stock is listed on the NYSE American under the symbol “PMI.”

Risk Factors	Any investment in our common stock offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors”, commencing on page 5 of this prospectus, as well as all other information contained and incorporated by reference in this prospectus.

Unless otherwise indicated, all information in this prospectus assumes no exercise of the outstanding options and warrants or any issuance of shares under outstanding restricted stock units, in each case as described above.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should consider carefully the risks below and the risk and uncertainties described under the heading “Risk Factors” in our registration statement on Form S-1 filed with the SEC on August 6, 2025, as amended, which is incorporated by reference in this prospectus, including our audited consolidated financial statements and the related notes, before you decide whether to purchase our common stock. If any of such risks actually occur, our business, financial condition, results of operations, cash flow and prospects could be materially and adversely affected. As a result, the trading price of our common stock could decline and you could lose all or part of your investment in our common stock.

Risks Related to this Offering

The resale of shares of our common stock by the Selling Stockholders, including shares issuable upon conversion of our senior secured notes and upon exercise of our warrants, may depress the market price of our common stock, and the potential issuance of additional shares in connection with these securities will dilute existing stockholders.

The securities covered by this resale registration statement include shares of our common stock issuable upon conversion or settlement of our senior secured notes due 2028 and upon exercise of our warrants issued in a private placement under the Purchase Agreement. On December 26, 2025, we issued an initial $15.0 million aggregate principal amount of senior secured notes due 2028, and we may issue up to an additional $35.0 million principal amount of notes in one or more subsequent closings prior to December 15, 2028, in each case together with warrants to purchase our common stock. In connection with the initial closing, we issued warrants exercisable for up to 7,009,346 shares at an initial exercise price of $2.675 per share, which are exercisable beginning on the earlier of six months after issuance or the date we obtain requisite stockholder approval for the transactions under applicable NYSE American rules. If the Selling Stockholders resells a substantial number of shares into the public market, or if the market anticipates that such sales could occur, the trading price of our common stock could decline.

If and when we sell shares to the Selling Stockholders, the Selling Stockholders may then resell all, some or none of those shares at any time or from time to time in its discretion. See the section titled “Plan of Distribution” elsewhere in this prospectus for more information. Therefore, our sales to the Selling Stockholders could result in substantial dilution to the interests of other holders of our common stock. Additionally, the sale of a substantial number of shares of our common stock to the Selling Stockholders, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

It is not possible to predict the actual number of shares of common stock we may sell to the Selling Stockholders under the Purchase Agreement or the actual gross proceeds resulting from those sales.

We generally have discretion, subject to the terms and conditions of the Purchase Agreement, the Notes and the Warrants, to determine if and when to issue shares of our common stock in connection with monthly amortization payments made in stock, conversions of the Notes, or exercises of the Warrants. The Purchase Agreement provides for our issuance of senior secured notes initially in the aggregate principal amount of $15.0 million and related warrants to purchase shares of our common stock, with the potential for us, subject to specified conditions and the investor’s consent, to issue up to an additional $35.0 million aggregate principal amount of notes and related warrants at one or more subsequent closings prior to December 15, 2028.

Any such issuances of our common stock are subject to the conditions contained in the transaction documents, including, among others, exchange limitations, beneficial ownership caps, and stockholder approval requirements. Further issuances of our common stock, if any, in connection with the Notes and the Warrants will depend upon market conditions and other factors to be determined by us and, in the case of subsequent closings, the Selling Stockholder’s consent. We may ultimately decide to issue all, some or none of the shares of our common stock that may be available for issuance pursuant to the Purchase Agreement, the Notes and the Warrants.

Because the number of shares of common stock that may be issued upon conversions of, or amortization share settlements under, the Notes or upon exercises of the Warrants will fluctuate based on the market price of our common stock at the time of any such issuances and other variables specified in the transaction documents, it is not possible for us to predict, as of the date of this prospectus and prior to any such issuances, the number of shares of common stock that we will ultimately issue, the effective price per share, or the aggregate proceeds (if any) that we may receive from warrant exercises.

Investors who buy shares at different times will likely pay different prices.

Pursuant to the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and number of shares sold to the Selling Stockholders. If and when we do elect to sell shares of our common stock to the Selling Stockholders pursuant to the Purchase Agreement, the Selling Stockholders may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from the Selling Stockholders in this offering at different times will likely pay different prices for those shares, and may therefore experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Selling Stockholders in this offering as a result of future sales made by us to the Selling Stockholders at prices lower than the prices such investors paid for their shares in this offering.

Our management will have broad discretion over the use of the net proceeds, if any, from our sale of shares of common stock to the Selling Stockholders, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management will have broad discretion as to the use of the net proceeds from our sale of shares of common stock to the Selling Stockholders, and we could use them for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

We may not have access to the full amount available under the Purchase Agreement with the Selling Stockholders. We may require additional financing to sustain our operations, without which we may not be able to continue operations, and the terms of subsequent financings may adversely impact our stockholders.

We may not be able to access the full amount of financing capacity contemplated by the Purchase Agreement, including any subsequently purchased notes and associated warrants, because draws after the initial closing are subject to the Selling Stockholder’s consent and the satisfaction or waiver of specified closing conditions, and we has no right to compel subsequent closings. For example, while we issued an aggregate principal amount of $15,000,000 of senior secured notes at the initial closing, any additional issuances of up to $35,000,000 in subsequently purchased notes require the Selling Stockholder’s written consent and the satisfaction of conditions to closing before December 15, 2028, and there is no assurance that we will meet those conditions or that the Selling Stockholders will consent. In addition, our ability to issue equity in lieu of cash for certain obligations or to settle conversions is subject to stock exchange limitations and beneficial ownership caps that may limit share issuances unless and until requisite stockholder approval is obtained, further constraining our ability to access non-cash settlement mechanics. Specifically, the notes and warrants include a 9.99% beneficial ownership limitation, which renders any issuance above such cap null and void, and, until stockholder approval is obtained, aggregate share issuances pursuant to the notes are capped by stock exchange rules, each of which may delay or prevent share-settled financings or redemptions.

Moreover, the Purchase Agreement and related transaction documents impose restrictions that could limit our ability to pursue alternative equity-linked financing while the notes remain outstanding or while subsequent closings could occur, including prohibitions on variable rate transactions and limitations on subsequent placements absent compliance with specified participation rights and procedures in favor of the Selling Stockholders. These restrictions could constrain our flexibility to raise capital when needed or on acceptable terms, particularly if market conditions deteriorate or our share price declines.

Even if we fully utilize the currently available financing capacity under the Purchase Agreement, we may still require additional capital to fund our business plan and working capital needs, which could require raising additional debt or equity securities that may be senior in right of payment, secured by our assets, or dilutive to existing stockholders. For instance, the notes are senior secured obligations supported by first-priority security interests in substantially all of our and certain subsidiaries’ assets, which could adversely affect stockholders by placing the noteholder’s claims ahead of equity in a downside scenario and by restricting our operational and financing activities through covenants and collateral arrangements.

If additional financings are unavailable, delayed, or only available on prohibitive terms, we may need to curtail, delay or reduce the scope of our operations, which could materially and adversely affect our business, operating results, financial condition and prospects.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Certain statements in this prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

●	the risk that this prospectus disrupts our current plans and operations as a result of the announcement and consummation of the transactions described herein;

●	our ability to recognize the anticipated benefits of the transactions described herein, which may be affected by, among other things, competition and our ability to grow and manage growth profitably;

●	costs related to this prospectus and the transactions described herein;

●	our ability to acquire additional working capital on reasonable terms, as needed and on a timely basis.

●	our intentions, expectations and beliefs regarding anticipated growth, market penetration and trends in our business;

●	the effects of market conditions on our stock price and operating results;

●	our ability to maintain our competitive technological advantages against competitors in our industry;

●	our ability to maintain, protect and enhance our intellectual property;

●	the effects of increased competition in our market and our ability to compete effectively;

●	costs associated with defending intellectual property infringement and other claims;

●	our expectations concerning our relationships with suppliers, partners and other third parties; and

●	our ability to comply with evolving legal standards and regulations, particularly concerning requirements for being a public company and environmental regulations.

The forward-looking statements contained in this prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties, some of which are beyond our control, or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the section entitled “Risk Factors” and in our periodic filings with the SEC. Our SEC filings are available publicly on the SEC website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Accordingly, forward-looking statements in this prospectus should not be relied upon as representing our views as of any subsequent date, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

THE INSTITUTIONAL INVESTOR TRANSACTION

General

On December 24, 2025, we entered into the Purchase Agreement with the Institutional Investor pursuant to which we agreed to issue and sell senior secured notes due 2028 and warrants to purchase shares of our common stock. An initial $15,000,000 aggregate principal amount of notes was issued at the initial closing on December 26, 2025, and we may issue up to an additional $35,000,000 aggregate principal amount of notes in one or more subsequent closings, in each case subject to the terms and conditions set forth in the Purchase Agreement. The warrants issued at the initial closing are exercisable for up to 7,009,346 shares of our common stock at an initial exercise price of $2.675 per share, subject to adjustment as provided in the warrants.

Also on December 24, 2025, in connection with the Purchase Agreement, we agreed to file with the SEC one or more registration statements to register for resale under the Securities Act the shares of our common stock issuable upon conversion or settlement of the notes and upon exercise of the warrants within the time periods specified in the Purchase Agreement (the “Underlying Shares”).

We have not yet held the required stockholder meeting. We expect to submit to our stockholders, at a special meeting to be held after the initial closing, proposals to approve, to the extent required by applicable NYSE American rules, the issuance of shares of our common stock upon conversion or settlement of the notes and upon exercise of the warrants and to approve an increase in our authorized common stock; such approvals had not been obtained as of the date of this prospectus.

The notes provide for scheduled monthly amortization and may, subject to the terms and conditions in the notes, be repaid in cash or, at our election and if the conditions specified therein are satisfied, in shares of our common stock. The warrants are exercisable beginning on the earlier of (i) the date that is six months after December 26, 2025 and (ii) the date on which the requisite stockholder approval is obtained (and, as of the date of this prospectus, such stockholder approval has not yet been obtained), and expire on the fifth anniversary of their initial exercise date.

We will control the timing and method of any elections we may make to satisfy our obligations under the notes, including any share-settled payments if and as permitted by the notes, and the Selling Stockholders will determine the timing and manner of any resales of Underlying Shares in its sole discretion. The number of Underlying Shares that may become issuable will depend on the principal amounts outstanding, any share-settled amortization or conversion mechanics under the notes, market prices of our common stock at the relevant times, and the exercise of the warrants, in each case as provided in the applicable instruments.

The warrants, and any share settlement or conversion features of the notes, contain beneficial ownership limitations, including an initial 9.99% cap, that prohibit the Selling Stockholders and its attribution parties from acquiring shares if such acquisition would result in beneficial ownership of more than the specified percentage of our outstanding common stock immediately after the acquisition, as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder.

We will control the timing and manner of any elections we may make under the notes and warrants in accordance with their terms. The Selling Stockholders do not have any right to require us to issue shares except as permitted or required by the notes and warrants, and we are not obligated to issue shares other than in accordance with the terms and conditions of those instruments.

We may not assign or transfer our rights and obligations under the Purchase Agreement without the consent of the required holders as provided therein. The Selling Stockholder’s rights and obligations under the Purchase Agreement, notes and warrants are subject to the assignment and transfer provisions set forth in those instruments. No provision of the Purchase Agreement or any related agreement may be modified or waived except as provided therein.

Actual sales of shares of common stock by us to the Selling Stockholders under the Purchase Agreement will depend on a variety of factors determined by us from time to time, including, among others, market conditions, the trading price and volume of our common stock, and our capital needs and other funding considerations.

In consideration for the transactions contemplated by the Purchase Agreement, we issued the warrants described above to the Selling Stockholders at the initial closing.

As of December 24, 2025, we announced the issuance of an initial $15,000,000 principal amount of notes and the issuance of warrants to purchase up to 7,009,346 shares of common stock, with the ability to issue up to an additional $35,000,000 principal amount of notes in subsequent closings, in each case as described above. The number of Underlying Shares being registered for resale under this prospectus includes the shares issuable upon exercise of the warrants and shares that may be issued upon conversion or settlement of the notes, in each case as permitted by the terms of such instruments.

Notes and Warrants; Issuable Shares

Notes

On December 26, 2025, we issued the initial notes in an aggregate principal amount of $15,000,000, which are senior secured obligations due December 26, 2028. The notes include scheduled monthly amortization payments and provide customary events of default, covenants and remedies. Subject to the Selling Stockholder’s consent and specified conditions, we may issue up to an additional $35,000,000 aggregate principal amount of notes in one or more subsequent closings before December 15, 2028. Under specified conditions, certain payments on the notes may be settled in shares of our common stock at prices and in amounts determined in accordance with the terms of the notes.

Warrants

At the initial closing, we issued warrants exercisable for up to 7,009,346 shares of our common stock at an initial exercise price of $2.675 per share. The warrants become exercisable on the earlier of (i) six months after December 26, 2025 and (ii) the date on which the requisite stockholder approval is obtained, and expire five years after the initial exercise date. The warrants are subject to customary anti-dilution, adjustment and beneficial ownership limitation provisions.

Issuable Shares

The Underlying Shares registered for resale under this prospectus include (i) shares of our common stock issuable upon exercise of the warrants and (ii) shares of our common stock that may be issued upon conversion or settlement of the notes, including in connection with any share-settled amortization or other share-settled payments, in each case as provided in the notes and warrants.

Pricing; Adjustments

Any prices or conversion/exercise rates applicable to the issuance of Underlying Shares will be determined pursuant to the pricing and calculation provisions in the notes and warrants, which may reference market prices during specified periods and include customary anti-dilution adjustments for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction, in each case as provided in the notes and warrants.

Other Terms

Other than as described in this prospectus or as set forth in the Purchase Agreement, notes and warrants, there are no minimum trading volume requirements or similar restrictions that obligate us to issue shares, and we retain discretion over any elections we may make to settle amounts in shares if and as permitted under the notes.

Suspension Events

The Purchase Agreement includes customary provisions regarding the effectiveness and availability of a resale registration statement covering the Underlying Shares, including the Company’s obligations to file, cause effectiveness of, and maintain the availability of such registration, subject to limited permitted suspension periods. If the resale registration statement of which this prospectus forms a part is not effective or the related prospectus is unavailable for resales as permitted therein, the Selling Stockholders will be unable to use this prospectus to resell the Underlying Shares during such periods. In addition, our principal market listing and trading status, transfer agent performance, and our compliance with covenants in the transaction documents may affect our ability to issue Underlying Shares pursuant to the notes and warrants.

Termination; Amendments

The Purchase Agreement, notes and warrants may be terminated, amended or modified only in accordance with their terms and, where applicable, with the consent of the required holders as provided therein.

No Underwriter Designation; Other Covenants

We have agreed not to identify the Selling Stockholders as an “underwriter” or as potentially being an underwriter in any registration statement or related disclosure, and the Selling Stockholders are not required to make any underwriter-related representations to the SEC in connection with any such registration. The Purchase Agreement also includes customary lock-up, financing restrictions for specified periods and participation rights, as well as our obligations to file and maintain the effectiveness of resale registration statements for the Underlying Shares.

Prohibitions on Certain Transactions

During specified restricted periods following the initial closing and following any subsequent closings, we agreed not to issue or sell certain equity or equity-linked securities, subject to customary exceptions, and we granted the Selling Stockholders a right to participate in certain future financings, in each case as described in the Purchase Agreement.

Effect of the Transaction on Our Stockholders

All Underlying Shares being registered for resale hereunder that may be issued by us to the Selling Stockholders pursuant to the notes and warrants are expected to be freely tradable under the Securities Act, subject to any applicable transfer restrictions under state securities laws or by contract. It is anticipated that Underlying Shares registered in this offering may be resold from time to time by the Selling Stockholders following issuance.

The number of Underlying Shares ultimately issued will depend on multiple factors, including the amounts outstanding under the notes, any share-settled amortization or conversion mechanics, market prices of our common stock at the time of any share issuance, and the extent to which the warrants are exercised. Because any prices or conversion/exercise rates are based, in part, on market prices and other variables at the time of issuance, we cannot, as of the date of this prospectus, predict the total number of Underlying Shares that will be issued, the effective price per share, or the aggregate proceeds we may receive upon any warrant exercises.

Following issuance, the Selling Stockholders may resell any Underlying Shares in its discretion and at varying prices and times, and investors who purchase shares from the Selling Stockholders at different times may pay different prices and experience different levels of dilution. Any issuance by us of a substantial number of additional shares of common stock, whether pursuant to the notes and warrants or otherwise, could result in additional dilution to our existing stockholders.

USE OF PROCEEDS

The Selling Stockholders will receive all of the net proceeds from the sale of the securities offered by them pursuant to this prospectus, including any shares of common stock issuable upon conversion of the notes and/or exercise of the warrants, as applicable. We will not receive any proceeds from the resale of such securities by the Selling Stockholders.

We may receive proceeds from the exercise of warrants if and to the extent any such warrants are exercised for cash (and not pursuant to any cashless exercise provisions). We cannot predict when or if any warrants will be exercised and, accordingly, the amount and timing of any proceeds, if any, from such exercises are not determinable at this time. We intend to use any proceeds we receive from the exercise of warrants, if any, for general corporate purposes, including working capital.

We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE American or other national securities exchange fees, printing expenses, and fees and expenses of our counsel and independent registered public accounting firm. The Selling Stockholders will bear all discounts, commissions, transfer taxes and other selling expenses incurred by them in connection with their sales of the securities covered hereby.

DESCRIPTION OF CAPITAL STOCK

The following description summarizes important terms of our capital stock. For a complete description, you should refer to our amended and restated certificate of incorporation (our “Charter”) and our bylaws, forms of which are incorporated by reference.

Authorized and Outstanding Common Stock and Preferred Stock

Our Charter authorizes the issuance of 150,000,000 shares of common stock, par value $0.0001 per share and 30,000,000 shares of preferred stock, par value $0.0001 per share. The common stock issuable in connection with this prospectus will be duly authorized, validly issued, fully paid and non-assessable. The preferred stock may be issued at the discretion of our board of directors (the “Board”) pursuant to the terms and rights determined by the Board at a later date. The preferred stock, when issued, will be validly issued, fully paid and non-assessable.

Common Stock

Our Charter provides the following terms in connection with the common stock:

General: the voting, dividend, liquidation, and other rights and powers of the common stock are subject to and qualified by the rights, powers, and preferences of any series of Preferred Stock.

Voting: Each holder of common stock will be entitled to vote on each matter submitted to a vote of stockholders and will be entitled to one (1) vote for each share of common stock (subject to limitations therein the Charter).

Authorized Shares: The number of authorized shares of common stock may be increased or decreased (subject to limitations therein the Charter) by the affirmative vote of the holders of a majority of our then outstanding capital stock entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law (the “DGCL”).

Dividends: Subject to the terms therein the Charter, the holders of common stock will be entitled to the payment of dividends on the common stock when, as and if declared by the Board in accordance with applicable law.

Liquidation: Subject to the terms and limitations of the Charter, in the event of any liquidation, dissolution or winding up, whether voluntary or involuntary, our funds and assets that may be legally distributed to our stockholders will be distributed among the holders of the then outstanding common stock pro rata in accordance with the number of shares of common stock held by each such holder.

Preferred Stock

Our board of directors is expressly granted authority to issue shares of “blank check” preferred stock, in one or more series, and to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL.

Series A-1 Preferred Stock

Following are the rights and privileges related to the Series A-1 redeemable convertible preferred stock:

●	Dividend Provision: The holders of the preferred stock in preference to the holders of common stock are entitled to receive, if and when declared by the board of directors, dividends at the rate of 12% of the original issue price, defined as $1.00, per annum. Such dividends are cumulative and compound annually. No dividends have been declared to date. In addition, the holders of the preferred stock are entitled to receive a dividend equal to any dividend paid on common stock, when and if declared by the board, on the basis of the number of common shares into which the preferred stock may be convertible. Undeclared dividends with respect to the outstanding Series A-1 Preferred Stock as of September 30, 2025 totaled $0 million, due to the Preferred Conversion described below, and as of December31, 2024, totaled approximately $7.0 million. In the event of liquidation, dissolution or winding up of the Company, the holders of the Series A-1 Preferred Stock will be entitled to the original issue price plus accrued dividends before any funds are available to common stockholders.

●	Conversion Rights: All holders of the Company’s preferred stock have a right to convert the outstanding balances of preferred shares at any time following the date of issuance into a number of fully paid common shares, as specified in the Articles of Incorporation. The conversion rate is the original issue price for the relevant shares divided by the conversion price of the relevant shares, subject to anti-dilution adjustments. In the event of a sale of shares in a public offering resulting in gross proceeds of $25 million to the Company, such conversion into common stock would be mandatory. The 18,406,857 shares of Series A-1 Preferred Stock outstanding on July 7, 2025 were converted, by the holders, into 39,618,919 shares of common stock. As of September 30, 2025, the were no outstanding Preferred Stockholders.

●	Liquidation Preferences: In the event of any liquidation, dissolution, winding-up or sale or merger of the Company, whether voluntarily or involuntarily, each holder of Preferred Stock is entitled to receive, in preference to the holders of common stock, a per-share amount equal to the original issue price, plus all declared but unpaid dividends. As of September 30, 2025, the redemption preference on liquidation would be approximately $0 million, due to the preferred shares conversion.

●	Voting Rights: Each holder of outstanding shares of Preferred Stock is entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Holders of Preferred Stock vote together with the holders of Common Stock on an as-converted-to-Common-Stock-basis and not as a separate class.

Anti-Takeover Effects of Provisions of the Proposed Charter, the Proposed Bylaws and Applicable Law

Certain provisions of the Charter, the Bylaws, and laws of the State of Delaware could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the Board. We believe that the benefits of these provisions outweigh the disadvantages of discouraging certain takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms and enhance the ability of the Board to maximize stockholder value. However, these provisions may delay, deter, or prevent a merger or acquisition of us that a stockholder might consider is in their best interest or in our best interests, including transactions that might result in a premium over the prevailing market price of common stock.

Authorized but Unissued Shares

The authorized but unissued shares of common stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NYSE American. These additional shares may be used for a variety of corporate finance transactions, acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved common stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Listing on the NYSE American

The common stock is listed on the NYSE American under the symbol “PMI.”

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is VStock Transfer, LLC, 18 Lafayette Place, Woodmere, New York 11598.

SELLING STOCKHOLDERS

This prospectus relates to the possible resale by the Selling Stockholders of up to 17,000,000 shares of our common stock that we have reserved for issuance and sale to the Selling Stockholders under the Purchase Agreement from time to time from and after the date of this prospectus, if and when we determine to sell shares of our common stock to the Selling Stockholders under the Purchase Agreement.

We are filing the registration statement of which this prospectus is a part pursuant to the provisions of the Purchase Agreement, which we entered into with the Selling Stockholders on December 24, 2025 in which we agreed to provide certain registration rights with respect to resales by the Selling Stockholders of the shares of our common stock that have been or may be issued to the Selling Stockholders under the Purchase Agreement. The Selling Stockholders may sell some, all or none of the shares of common stock included in this prospectus. We do not know how long the Selling Stockholders will hold the shares of our common stock before selling them, and we currently have no agreements, arrangements or understandings with the Selling Stockholders regarding the sale of any of the shares of common stock. See “Plan of Distribution.”

The table below sets forth, to our knowledge, information concerning the beneficial ownership of shares of our common stock by the Selling Stockholders as of January 9, 2026. The percentages of shares owned before and after the offering are based on 73,701,176 shares of common stock outstanding as of January 9, 2026. The information in the table below with respect to the Selling Stockholders has been obtained from the Selling Stockholders.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

Throughout this prospectus, when we refer to the shares of common stock being offered for resale by the Selling Stockholders, we are referring to the shares of common stock that have been and may be issued and sold by us to the Selling Stockholders pursuant to the Purchase Agreement, unless otherwise indicated.

Name of Selling Stockholders	Number of Shares of Common Stock Owned Prior to Offering(1)		Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus(2)	Number of Shares of Common Stock Owned After Offering(3)
	Number	Percent		Number	Percent
HT Investments MA LLC(4)	7,009,346	8.68%	7,009,346	0	-
High Trail Special Situations LLC(5)	0	-	9,990,654	0	-

(1)	The Selling Stockholders do not beneficially own any shares of our common stock prior to this offering other than with respect to the securities being offered hereby.
(2)	Represents the number of shares of common stock that will be registered in this prospectus and may be issued to the Selling Stockholders under the Purchase Agreement and subsequently resold pursuant to this prospectus. HT Investments MA LLC’s shares represent the shares underlying the Warrants. High Trail Special Situations LLC’s shares represent the number of shares the Company allocated to be registered from the Notes.
(3)	Assumes the Selling Stockholders sell all their shares of common stock acquired pursuant to the Purchase Agreement. The Selling Stockholders are not obligated to acquire or sell any shares.
(4)	Hudson Bay Capital Management LP, the investment manager of HT Investments MA LLC, has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of HT Investments MA LLC and Sander Gerber disclaims beneficial ownership over these securities.
(5)

Hudson Bay Capital Management LP, the investment manager of High Trail Special Situations LLC, has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of High Trail Special Situations LLC and Sander Gerber disclaims beneficial ownership over these securities.

PLAN OF DISTRIBUTION

The shares of our common stock offered by this prospectus are being offered by the Selling Stockholders. The shares may be sold or distributed from time to time by the Selling Stockholders directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of our common stock offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for the shares of our common stock;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares of our common stock offered by this prospectus may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares of our common stock offered by this prospectus may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

The Selling Stockholders have represented and we acknowledge that it is not, and at the time of any sale will not be, an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. For the avoidance of doubt, nothing in this prospectus shall be deemed an admission by the Selling Stockholders that it is an underwriter.

Brokers, dealers, underwriters or agents participating in the distribution of the shares of our common stock offered by this prospectus may receive compensation in the form of commissions, discounts or concessions from the purchasers, for whom the broker-dealers may act as agent, of shares of our common stock sold by the Selling Stockholders through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of shares of our common stock sold by the Selling Stockholders may be less than or in excess of customary commissions. Neither we nor the Selling Stockholders can presently estimate the amount of compensation that any agent will receive from any purchasers of shares of our common stock sold by the Selling Stockholders.

We know of no existing arrangements between us, the Selling Stockholders, or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our common stock offered by this prospectus. We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus is a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares of our common stock offered by this prospectus by the Selling Stockholders, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares of our common stock by the Selling Stockholders, any compensation paid by the Institutional Investor to any such brokers, dealers, underwriters or agents, and any other required information.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares of our common stock included in this prospectus by the Selling Stockholders. We estimate that the total expenses for the offering will be approximately $52,121.

We have agreed to indemnify the Selling Stockholders and certain other persons against certain liabilities in connection with the offering of shares of our common stock offered by this prospectus, including liabilities arising under the Securities Act, or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. The institutional investor has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by the Selling Stockholders specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

The Selling Stockholders have represented to us, as set forth in the purchase agreement and other transaction documents, that at no time prior to entering into the purchase agreement has the Selling Stockholders or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction that establishes a net short position with respect to our common stock. The Selling Stockholders agreed that during the term of the transaction discussed herein it, its agents, representatives and affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised the Selling Stockholders that they are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Stockholders, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares of our common stock offered by this prospectus have been sold by the Selling Stockholders.

Our common stock is currently listed on The NYSE American under the symbol “PMI”.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Winston & Strawn LLP.

EXPERTS

The financial statements of Picard Medical, Inc. for the years ended December 31, 2024 and 2023, incorporated in this prospectus by reference to the Prospectus dated August 29, 2025, have been so incorporated in reliance on the report (which contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) of MaloneBailey, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby “incorporate by reference” the documents listed below, which means that we are disclosing important information to you by referring you to those documents. The Registration Statement, including the exhibits, can be read at the SEC website referred to below under “Where You Can Find More Information.” The information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

●	Our Form 424B4 filed with the SEC on September 2, 2025

●	Our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2025, filed with the SEC on November 14, 2025

●	Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2025, filed with the SEC on September 12, 2025

●

Our Current Reports on Form 8-K, filed with the SEC on December 30, 2025; December 18, 2025; December 9, 2025; December 4, 2025; December 3, 2025; November 26, 2025; November 19, 2025; November 14, 2025; October 24, 2025; October 10, 2025; September 9, 2025; and August 28, 2025.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (not including any information furnished under Item 2.02, 7.01, or 9.01 of Form 8-K or any other information that is identified as “furnished” rather than filed, which information is not incorporated by reference herein) after the initial filing date of the registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement, as well as subsequent to the effectiveness of such registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement, of which this prospectus forms a part, and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the registration statement, of which this prospectus forms a part, to the extent that a statement contained herein, or in any other subsequently filed document that also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement, of which this prospectus forms a part.

We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request of that person, a copy of any and all of the reports or documents that have been incorporated by reference in this prospectus but not delivered with this prospectus. Please direct requests to us at the following address:

Picard Medical, Inc.

Attn: Patrick NJ Schnegelsberg

1992 E. Silverlake Road

Tucson, AZ 85713

You may also access these filings on our website at www.picardmedical.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we filed with the SEC and does not contain all the information set forth or incorporated by reference in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements, or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement, or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly, and current reports, proxy statements, and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are available to the public over the Internet on the SEC’s website at http://www.sec.gov.

PICARD MEDICAL, INC.

17,000,000 Shares of Common Stock

PROSPECTUS

January 9, 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the securities being registered hereby.

Item	Amount to be paid
SEC registration fee	$5,121
Accounting fees and expenses	$7,000
Legal fees and expenses	$30,000
Miscellaneous fees and expenses	$10,000
Total	$52,121

Item 14. Indemnification of Directors and Officers.

The Delaware General Corporation Law provides that corporations may include a provision in their certificate of incorporation relieving directors of monetary liability for breach of their fiduciary duty as directors, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of a dividend or unlawful stock purchase or redemption, or (iv) for any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation provides that directors are not liable to us or our stockholders for monetary damages for breach of their fiduciary duty as directors to the fullest extent permitted by Delaware law. In addition to the foregoing, our amended and restated certificate of incorporation provides that we may indemnify directors and officers to the fullest extent permitted by law and we have entered into indemnification agreements with each of our directors and executive officers.

The above provisions in our amended and restated certificate of incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their fiduciary duty, even though such an action, if successful, might otherwise have benefited us and our stockholders. However, we believe that the foregoing provisions are necessary to attract and retain qualified persons as directors.

Additionally, we maintain a general liability insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities.

On December 24, 2025, we entered into the Purchase Agreement with the Selling Stockholders, pursuant to which we agreed to issue and sell, in a private placement exempt from registration under Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D, senior secured notes due 2028 and warrants to purchase shares of our common stock, par value $0.0001 per share. At the initial closing on December 26, 2025, we issued an aggregate principal amount of $15,000,000 of notes as the first draw under a facility that permits, subject to specified conditions and the Selling Stockholder’s written consent, up to an additional $35,000,000 of notes to be issued in subsequent closings prior to December 15, 2028. In connection with the initial closing, we also issued to the Selling Stockholders warrants to purchase up to 7,009,346 shares of our common stock with an initial exercise price of $2.675 per share.

All shares of common stock issued and sold to the Selling Stockholders were issued pursuant to Section 4(a)(2) of the Securities Act, as transactions not involving a public offering.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits

The exhibits to the registration statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

(b)	Financial Statement Schedules

No financial statement schedules are provided because the information called for is not required or is shown either in financial statements or the related notes.

Exhibit Index

Exhibit No.	Exhibit Title
1.1**	Form of Underwriting Agreement
3.1**	Amended and Restated Certificate of Incorporation
3.2**	Certificate of Amendment, dated July 2, 2025 to the Amended and Restated Certificate of Incorporation
3.3**	Certificate of Amendment, dated July 11, 2025, to the Amended and Restated Certificate of Incorporation
3.4**	Bylaws
3.5**	Form of Proposed Second Amended and Restated Certificate of Incorporation
3.6**	Form of Proposed Amended and Restated Bylaws
4.1**	Specimen Common Stock Certificate
4.2**	Form of Warrant, dated December 26, 2025.
4.3**	Form of Senior Secured Note due 2028, dated December 26, 2025.
5.1	Opinion of Winston & Strawn LLP
10.1**	Form of Indemnification Agreement
10.2**	Employment Offer Letter, dated November 1, 2021 by and between the Company and Frank Tinker
10.3**	Aggregated Convertible Note, dated July 2, 2024 by and between the Company and Richard Fang, Fang Family Fund, LLC and Fang Family Fund II, LLC
10.4**	Membership Interest Purchase Agreement, dated September 27, 2021 by and between the Company and Sindex SSI Financing LLC, an affiliate of Versa Capital Management, LLC
10.5**	Series A-1 Preferred Stock Purchase Agreement, dated December 28, 2022 by and between the Company and Hunniwell Picard I
10.6**	Convertible Note, dated September 25, 2023 by and between the Company and Zhu Jin
10.7**	Amended and Restated Short-Term Loan Agreement, dated March 27, 2024 by and between the Company and the Fang Family Fund II, LLC
10.8**	Convertible Note, dated April 9, 2024, by and between the Company and Dr. Chang You Zhou
10.9**	Short-Term Loan Agreement, dated April 8, 2024 by and between the Company and the Fang Family Fund II, LLC
10.10**	Short-Term Loan Agreement, dated April 17, 2024 by and between the Company and the Fang Family Fund II, LLC
10.11**	Convertible Note, dated April 27, 2024 by and between the Company and Nanyan Zheng
10.12**	Convertible Note, dated June 5, 2024 by and between the Company and Xiaohong Shang
10.13**	Short-Term Loan Agreement, dated June 11, 2024 by and between the Company and the Fang Family Fund II, LLC
10.14**	Short-Term Loan Agreement, dated June 25, 2024 by and between the Company and the Fang Family Fund II, LLC
10.15**	Convertible Note, dated July 9, 2024 by and between the Company and the Fang Family Fund II, LLC
10.16**	Convertible Note, dated August 7, 2024 by and between the Company and the Fang Family Fund II, LLC
10.17**	Convertible Note, dated August 21, 2024 by and between the Company and the Fang Family Fund II, LLC
10.18**	Convertible Note, dated September 17, 2024 by and between the Company and the Fang Family Fund II, LLC

Exhibit No.	Exhibit Title
10.19**	Convertible Note, dated October 1, 2024 by and between the Company and the Fang Family Fund II, LLC
10.20**	Convertible Note, dated October 15, 2024, by and between the Company and the Fang Family Fund II, LLC
10.21**	Convertible Note, dated October 28, 2024 by and between the Company and the Fang Family Fund II, LLC
10.22**	Convertible Note, dated November 13, 2024 by and between the Company and the Fang Family Fund II, LLC
10.23**	Convertible Note, dated November 25, 2024 by and between the Company and the Fang Family Fund II, LLC
10.24**	Convertible Note, dated December 9, 2024, by and between the Company and the Fang Family Fund II, LLC
10.25**	Picard Medical, Inc.’s 2021 Equity Incentive Plan
10.26**	Lease Agreement dated November 28, 2016, as amended, by and between SynCardia Systems, Inc. and Cherrylake Partners, LLC
10.27**	Intellectual Property and License Transfer Agreement, dated July 2, 2023, by and between SynCardia Systems, LLC and SynCardia Medical (Beijing), Inc.
10.28**	Capital Increase Agreement, dated July 2, 2023, by and between the Company and Binzhou Taige Shibei Venture Capital LLC
10.29**	Exclusive Distributor Agreement, dated July 2, 2023 by and between SynCardia Systems, LLC and SynCardia Medical (Beijing), Inc.
10.30**	Regulatory Affairs Service Agreement, dated July 2, 2023, by and between SynCardia Systems, LLC and SynCardia Medical (Beijing), Inc.
10.31**	Sales Distribution and Representation Agreement, dated May 1, 2020, by and between SynCardia Systems, LLC and State of the Art Medical Products, Inc., as amended by amendment No. 1, dated April 28, 2021, as further amended by amendment No. 2, dated April 28, 2021 and further amended by amendment No. 3 dated August 18, 2021.
10.32**	Exclusive Distribution Agreement, dated July 1, 2020, by and between SynCardia Systems, LLC and Arabian Trade House
10.33**	Exclusive Distributor Agreement, dated September 1, 2018, by and between SynCardia Systems, LLC and Medica d.o.o
10.34**	Exclusive Distributor Agreement, dated September 1, 2020 by and between SynCardia Systems, LLC and Merce V. Electromedicina
10.35**	Exclusive Distributor Agreement, dated July 1, 2018, by and between SynCardia Systems, LLC and MyDevice s.r.o
10.36**	Exclusive Distributor Agreement, dated August 15, 2020, by and between SynCardia Systems, LLC and NEUCOMED GmbH
10.37**	Exclusive Distributor Agreement, dated July 1, 2018, by and between SynCardia Systems, LLC and Sanomed
10.38**	Exclusive Distributor Agreement, dated November 15, 2022, by and between SynCardia Systems, LLC and Sylvain Thuadet Consulting
10.39**	Exclusive Distribution Agreement, dated November 14, 2017, by and between SynCardia Systems, LLC and VEGA SPA
10.40**	Quality Agreement, dated February 21, 2019, by and between Sterigenics U.S., LLC and SynCardia Systems, LLC
10.41**	Quality Agreement, dated October 7, 2019, by and between SynCardia Systems, LLC and CryoLife, Inc.
10.42**	Quality Agreement, dated June 2, 2023, by and between SynCardia Systems, LLC and Heitek Automation
10.43**	Quality Agreement, dated November 7, 2018, by and between SynCardia Systems, LLC and New Era Manufacturing
10.44**	Quality Agreement, dated March 15, 2019, by and between SynCardia Systems, LLC and Carclo Technical Plastics
10.45**	Quality Agreement, dated July 17, 2019, by and between SynCardia Systems, LLC and Greatbatch, Ltd.
10.46**	Quality Agreement, dated March 4, 2019, by and between SynCardia Systems, LLC and Nelson Laboratories, LLC

Exhibit No.	Exhibit Title
10.47**	Quality Agreement, dated February 8, 2019, by and between SynCardia Systems, LLC and Tecomet Precision Technologies
10.48**	Quality Agreement, dated February 28, 2019, by and between SynCardia Systems, LLC and Celera Motion
10.49**	Quality Agreement, dated February 21, 2019, by and between SynCardia Systems, LLC and Murrietta Circuits
10.50**	Security Agreement, dated July 27, 2023, by and between SynCardia Systems, Inc. and Medtronic, Inc.
10.51**	Non-Exclusive License Agreement, dated July 27, 2023, by and between SynCardia Systems, Inc. and Medtronic, Inc.
10.52**	Form of 2023 Convertible Note Purchase Agreement
10.53**	Form of 2024 Convertible Note Purchase Agreement
10.54**	Advisory Services Agreement, dated August 19, 2024, by and between the Company and US Unicorn Foundation Inc.
10.55**	Securities Purchase Agreement, dated December 24, 2025, by and between Picard Medical, Inc. and an institutional investor.
10.56**	Security Agreement, dated December 24, 2025, by and between Picard Medical, Inc. and an institutional investor.
10.57**	Intellectual Property Security Agreement, dated December 24, 2025, among SynCardia Systems, LLC and an institutional investor.
14.1**	Code of Ethics
21.1**	List of Subsidiaries
23.1	Consent of Winston & Strawn LLP (included in Exhibit 5.1)
23.2	Consent of MaloneBailey LLP, Independent Registered Public Accounting Firm
24.1**	Power of Attorney
99.1**	Consent of Patrick Schnegelsberg to be Named Director Nominee
99.2**	Consent of Richard Fang to be Named Director Nominee
99.3**	Consent of Sam Van to be Named Director Nominee
99.4**	Consent of George Ye to be Named Director Nominee
99.5**	Form of Audit Committee Charter
99.6**	Form of Compensation Committee Charter
99.7**	Form of Nominating and Corporate Governance Committee Charter
107	Filing Fee Table

**	Previously Filed.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (1)(i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tucson, Arizona on this ninth day of January 2026.

PICARD MEDICAL, INC.

By:	/s/ Patrick NJ Schnegelsberg
Name:	Patrick NJ Schnegelsberg
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Patrick NJ Schnegelsberg and Bernard Skaggs, and each of them, as such person’s true and lawful attorney-in-fact and agent, each with full powers of substitution and re-substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Name	Title	Date

/s/ Patrick NJ Schnegelsberg	Chief Executive Officer and Director	January 9, 2026
Patrick NJ Schnegelsberg	(Principal Executive Officer)

/s/ Bernard Skaggs	Chief Financial Officer	January 9, 2026
Bernard Skaggs	(Principal Financial and Accounting Officer)

/s/ Richard Fang	Director	January 9, 2026
Richard Fang

/s/ Sam Van	Director	January 9, 2026
Sam Van

/s/ George Ye	Director	January 9, 2026
George Ye